Exhibit 99.1

Kaspien Holdings Inc. Reports Fiscal Third Quarter 2022 Results

SPOKANE, Wash. – December 13, 2022 – Kaspien Holdings Inc. (NASDAQ: KSPN) (“Kaspien” or the “Company”), a leading e-commerce marketplace growth platform, today reported financial results for the fiscal Third quarter ended October 29, 2022.

Management Commentary
“During the third quarter, we began seeing the results of our vendor rationalization and remediation strategy.  Gross margin for the quarter improved to 22.6% from 19.8% in the second quarter and general and administrative expenses decreased $0.4 million from the prior year third quarter. Our focus for the fourth fiscal quarter is on prudent and strict inventory and cash flow management to set the foundation for fiscal 2023. ” said Kaspien interim CEO Brock Kowalchuk

Fiscal Third Quarter 2022 Financial Results
Results compare 2022 fiscal Third quarter ended October 29, 2022 to 2021 fiscal Third quarter ended October 30, 2021 unless otherwise indicated.

●
Net revenue decreased 9.4% to $29.1 million from $32.2 million in the comparable year-ago period. The decrease in net revenue was primarily attributable to declines in Fulfillment by Amazon United States (“FBAUS”). Gross merchandise value (“GMV”) for the three months ended October 29, 2022 was $63.9 million as compared to $63.5 million for the three months ended October 30, 2021.  Retail GMV decreased 7.8% to $30.4 million compared to $33.0 million in the comparable year-ago period. Subscription GMV increased 9.8% to $33.5 million, or 52.4% of total GMV, compared to $30.5 million, or 47.6% of total GMV, in the comparable year-ago period.

●
Gross profit decreased 17.9% to $6.6 million or 22.6% of net revenue from $8.0 million or 24.9% of net revenue in the comparable year-ago period. The decrease in gross profit was primarily attributable to a reduction in net revenue for FBAUS, and a decrease in merchandise margin. The table below summarizes the year-over-year comparison of gross margin:

	Thirteen Weeks Ended		Change
(amounts in thousands)	October 29, 2022	October 30, 2021	$	%

Merchandise margin	$12,691	$14,653	$(1,962)	-13.4%
% of net revenue	43.5%	45.5%	-2.1%

Fulfillment fees	(3,888)	(4,375)	487	-11.1%
Warehousing and freight	(2,228)	(2,274)	46	-2.0%
Gross profit	$6,575	$8,004	$(1,429)	-17.9%

% of net revenue	22.6%	24.9%

●
Selling, General & Administrative (“SG&A”) expenses were $9.3 million or 31.8% of net revenue as compared to $10.0 million or 31.1% of net revenue in the comparable year-ago period. The decline in SG&A expenses was due to a reduction in Selling expenses related to the decline in Net revenue and a $0.4 million reduction in General and administrative expenses.

●
Loss from operations was $2.7 million, compared to a loss from operations of $2.0 million in the comparable year-ago period. The increase in operating loss resulted from the decline in net revenue and a reduction in merchandise margin.

●	Net loss was $3.6 million, or $0.92 per diluted share, compared to a net loss of $0.9 million, or $0.36 per diluted share, in the comparable year-ago period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $2.3 million, compared to an adjusted EBITDA loss of $1.4 million in the comparable year-ago period.

●	As of October 29, 2022, the Company had $0.8 million in cash, compared to $1.2 million as of January 30, 2021 and $1.8 million as of October 30, 2021.

●	Cash used in operations during the thirteen weeks ended October 29, 2022 was $6.3 million, compared to $5.1 million in the comparable year-ago period.

●	Inventory at quarter end was $37.4 million, compared to $30.0 million as of October 30, 2021.

●	As of October 29, 2022, the Company had borrowings under its credit facility of $9.5 million and had $5.2 million available for borrowing.

Fiscal First Nine Months Financial Results
Results compare nine months ended October 29, 2022 to nine months ended October 30, 2021 unless otherwise indicated.

●	Net revenue decreased 11.9% to $94.8 million from $107.7 million in the comparable year-ago period. This decrease in net revenue was driven by declines in the Company’s FBAUS segment.

●
Gross profit was $20.2 million or 21.3% of net revenue, compared to $26.6 million or 24.7% of net revenue over the comparable year-ago period. The decrease in gross profit was primarily attributable to a reduction in net revenue on the Amazon US platform, a decrease in merchandise margin and increased warehousing and freight expenses. The table below summarizes the year-over-year comparison of gross margin:

	Thirty-nine Weeks		Change
(amounts in thousands)	October 29, 2022	October 30, 2021	$	%

Merchandise margin	$40,858	$49,309	$(8,451)	-17.1%
% of net revenue	43.1%	45.8%	-2.8%

Fulfillment fees	(13,110)	(16,218)	3,108	-19.2%
Warehousing and freight	(7,593)	(6,455)	(1,138)	17.6%
Gross profit	$20,155	$26,636	$(6,481)	-24.3%

% of net revenue	21.3%	24.7%

●
SG&A expenses decreased 2.9% to $30.0 million or 31.6% of net revenue from $30.9 million or 28.7% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a $1.9 million decline in selling expenses partially offset by a $1.0 million increase in general and administrative expenses.

●	Loss from operations totaled $9.8 million compared to a loss from operations of $4.3 million in the comparable year-ago period. The increased loss was due to lower Net revenue and gross margin.

●	Net loss was $12.4 million, compared to a net loss of $2.2 million in the comparable year-ago period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $8.9 million, compared to a loss of $3.2 million in the comparable year-ago period.

●	Cash used in operations was $12.2 million, compared to $10.0 million in the comparable year-ago period.

About Kaspien
Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) (NASDAQ: KSPN) is a leading e-commerce marketplace growth platform, offering an expanding suite of software and services to help brands grow on Amazon, Walmart, Target, eBay, and other online marketplaces. Founded in 1972 as a brick-and-mortar retailer and rebranded as Kaspien in 2020, the Company has spent the last decade building and utilizing proprietary technologies for brand protection, marketing optimization, and fulfillment efficiency to generate rapid revenue growth for its partners. Through innovative strategies and best-in-class technologies, Kaspien has earned the trust of many leading brands, including 3M, Strider Bikes, and ZippyPaws. For more information, visit kaspien.com.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) Other income; (iii) interest expense; and (iv) depreciation expense. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such a measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(amounts in thousands)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021

Net loss	$(3,561)	$(886)	$(12,407)	$(2,221)
Income tax expense (benefit)	-	-	43	46
Other (income) loss	-	(1,567)	-	(3,530)
Interest expense	881	439	2,544	1,455
Loss from operations	(2,680)	(2,014)	(9,820)	(4,250)
Depreciation expense	367	572	961	1,064
Adjusted EBITDA	$(2,313)	$(1,442)	$(8,859)	$(3,186)

About Key Performance Indicators
Gross Merchandise Value (“GMV”) is the total value of merchandise sold over a given time period through a customer-to-customer exchange site. For Kaspien, it is the measurement of merchandise value sold across all channels and partners within the Kaspien platform.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:  risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the Company; the Company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the Company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic; and other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this document or elsewhere might not occur.

Company Contact
Ed Sapienza
Chief Financial Officer
509-202-4261
esapienza@kaspien.com

-Financial Tables to Follow-

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021

Net revenue	$29,145	$32,172	$94,843	$107,680

Cost of sales	22,570	24,168	74,688	81,044
Gross profit	6,575	8,004	20,155	26,636
Selling, general and administrative expenses	9,255	10,018	29,975	30,886
Loss from operations	(2,680)	(2,014)	(9,820)	(4,250)
Interest expense	881	439	2,544	1,455
Other income	-	(1,567)	-	(3,530)
Loss before income tax expense	(3,561)	(886)	(12,364)	(2,175)
Income tax expense	-	-	43	46
Net loss	$(3,561)	$(886)	$(12,407)	$(2,221)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per common share	$(0.92)	$(0.36)	$(4.15)	$(0.92)

Weighted average number of common shares outstanding – basic and diluted	3,865	2,491	2,990	2,404

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	October 29, 2022	January 29, 2022	October 30, 2021
ASSETS	Unaudited		Unaudited
CURRENT ASSETS
Cash and cash equivalents	$769	$1,218	$1,754
Restricted cash	1,158	1,158	1,158
Accounts receivable	2,796	2,335	2,566
Merchandise inventory	37,353	29,277	30,248
Prepaid expenses and other current assets	706	649	760
Total current assets	42,782	34,637	36,486

Restricted cash	1,601	2,447	2,732
Fixed assets, net	2,140	2,335	2,251
Operating lease right-of-use assets	1,678	2,144	2,284
Intangible assets, net	-	-	-
Cash Surrender Value	3,563	4,154	4,413
Other assets	682	965	1,074
TOTAL ASSETS	$52,446	$46,682	$49,240

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$12,648	$6,271	$6,743
Short-term borrowings	9,494	9,966	5,858
Accrued expenses and other current liabilities	1,962	2,362	2,685
Current portion of operating lease liabilites	634	649	636
Total current liabilities	24,738	19,248	15,922

Operating lease liabilities	1,253	1,608	1,764
Long-term debt	9,163	4,356	4,161
Other long-term liabilities	13,590	14,185	15,515
TOTAL LIABILITIES	48,744	39,397	37,362

SHAREHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-	-
Common stock ($0.01 par value; 200,000,000 shares authorized; 5,321,985, 3,902,985 and 3,902,985 shares issued, respectively)	53	39	39
Additional paid-in capital	263,766	359,220	359,100
Treasury stock at cost 467,069, 1,410,378 and 1,410,378 shares, respectively)	(125,906)	(230,170)	(230,170)
Accumulated other comprehensive loss	(910)	(910)	(2,007)
Accumulated deficit	(133,301)	(120,894)	(115,084)
TOTAL SHAREHOLDERS' EQUITY	3,702	7,285	11,878
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$52,446	$46,682	$49,240